Delta Apparel Appoints New Member to Board of Directors

GREENVILLE, S.C., April 11, 2019 (GLOBE NEWSWIRE) -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced the appointment of Glenda E. Hood to its Board of Directors.

Ms. Hood brings to the Delta Apparel Board of Directors over 40 years of business, organizational and political leadership experience spanning multiple industries and sectors. Ms. Hood concluded her political career in 2005 as the Secretary of State for the State of Florida after serving three terms as Mayor and Chief Executive Officer for the City of Orlando, Florida. Since then Ms. Hood has provided business development and strategic consulting services to companies as well as business, government and civic leaders across the country and also currently serves as a director for SantaFe Healthcare, Axiom Bank, NA, and engineering services firm Baskerville-Donovan, Inc. Ms. Hood previously served as a director for energy services provider Allete (NYSE: ALE) and AvMed Health Plans and also serves in advisory roles for a variety of other civic and community organizations.

"We are very pleased to welcome Glenda to the Delta Apparel Board," commented Delta Apparel Chairman and Chief Executive Officer Robert W. Humphreys. “Glenda’s proven leadership record and extensive executive and advisory experience will be a tremendous asset to the company and our shareholders. We look forward to Glenda’s contributions and to having her valuable perspective on our Board."

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products.  The Company sells casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military.   The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company’s operations are located throughout the United States, Honduras, El

Salvador, and Mexico, and it employs approximately 8,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:	Deborah Merrill
Chief Financial Officer
(864)232-5200 x6620

Investor Relations and Media Contact:	ICR, Inc.
Investors:	Tom Filandro, (646)277-1235
Media:	Jessica Liddell, (203)682-8208 / DLAPR@icrinccom